EXHIBIT 99.1

Plug Power Receives NASDAQ Notice Regarding Non-Compliance With Minimum Bid Price Rule

LATHAM, N.Y., Dec. 9, 2009 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today announced that it received a notice on December 8, 2009 from the NASDAQ Stock Market. The notice stated that the Company was not in compliance with NASDAQ Marketplace Rule 5450(a)(1) because the bid price of the Company's common stock closed below the required minimum $1.00 per share for the previous 30 consecutive business days. The NASDAQ notice has no immediate effect on the listing of the Company's common stock.

In accordance with NASDAQ rules, Plug Power has a period of 180 calendar days, until June 7, 2010, to regain compliance with the minimum bid price rule. If at any time before June 7, 2010, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with the minimum bid price rule.

In the event the Company does not regain compliance with the Rule prior to the expiration of the 180-day period, NASDAQ will notify the Company that its securities are subject to delisting. However, the Company may appeal the delisting determination to a NASDAQ hearing panel and the delisting will be stayed pending the panel's determination. At this hearing, the Company would present a plan to regain compliance and NASDAQ would then subsequently render a decision. The Company is currently evaluating its alternatives to resolve the listing deficiency.

On September 30, 2009, Plug Power had cash, cash equivalents and available-for-sale securities of $71.1 million and net working capital of $70.4 million.

About Plug Power Inc.

Plug Power Inc. (Nasdaq:PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive and continuous power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power's energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the number of GenDrive and GenSys units we expect to ship in 2010 through 2012, our projected revenues for 2010 through 2012, and our expectations for achieving profitability and positive cash flow in 2012. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, our ability to reduce product and manufacturing costs; our ability to improve system reliability for both GenDrive and GenSys; our ability to successfully expand our product lines; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; our ability to develop commercially viable products; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; market acceptance of our GenDrive and GenSys systems; our ability to manufacture products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for our products; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission ("SEC") on March 16, 2009, and the reports we file from time to time with the SEC. We do not intend to and undertake no duty to update the information contained in this communication.

CONTACT:  Plug Power Inc.
          Media Contact:
          Katrina Fritz Intwala
            (518) 782-7700 ext. 1360
          Investor Relations Contact:
          Cathy Yudzevich
            (518) 782-7700 ext. 1448